           EQUITABLE FINANCIAL ANNOUNCES THREE AND NINE MONTH RESULTS

Grand Island, Nebraska (May 5, 2006)--Equitable Financial Corp. (OTCBB: EQFC), the holding company for Equitable Bank, today announced net income of $116,000 for the quarter ended March 31, 2006, compared to net income of $72,000 for the quarter ended March 31, 2005. For the nine months ended March 31, 2006, the Company reported a net loss of $508,000 compared to net income of $152,000 for the nine months ended March 31, 2005. The net loss for the nine months ended March 31, 2006 was primarily due to the one-time $726,000 expense associated with the funding and establishment of the Equitable Bank Charitable Foundation in connection with Equitable Bank's mutual holding company reorganization.

Net interest income increased $57,000, or 5.8%, to $1.03 million for the quarter ended March 31, 2006 compared to $973,000 for the quarter ended March 31, 2005. The interest rate spread and net interest margin for the quarter ended March 31, 2006 were 2.1% and 2.5%, respectively, compared to 2.5% and 2.8% for the same period in 2005. Interest income increased $396,000, or 20.6%, to $2.3 million for the three-month period ended March 31, 2006 as the Company had an increase in the volume of interest-earning assets, as well as an increase in the average yield. The loan growth for the nine months ended March 31, 2006 was due to loan originations in our new North Platte and Omaha operations, as well as our recent emphasis on commercial, construction and non-residential real estate loans. Interest expense increased $340,000, or 35.9%, to $1.3 million for the quarter ended March 31, 2006, due to an increase in the average rate paid on deposits and an increase in deposit volume. For the nine-month period ended March 31, 2006, net interest income decreased $92,000 to $2.9 million due primarily to an increase in our overall funding costs. For the nine months ended March 31, 2006, the interest rate spread and net interest margin were 2.1% and 2.5%, respectively, compared to 2.5% and 2.8% for fiscal 2005.

Noninterest income increased $577,000 to $705,000 for the three months ended March 31, 2006 compared to $128,000 for the same period ended March 31, 2005. This increase was primarily due to the sale of Freddie Mac common stock in January 2006, giving the Company a pre-tax gain of $354,000. Brokerage fee income increased $207,000 to $243,000 for the three months ended March 31, 2006 compared to the same period in 2005. The increase was due to the opening of our new brokerage operations in Grand Island and North Platte during 2005. Noninterest income increased $1.2 million to $1.7 million for the nine-month period ended March 31, 2006 as a result of the sale of Freddie Mac common stock and increases in brokerage fees.

Noninterest expense increased $544,000, or 54.7%, to $1.5 million for the three-month period ended March 31, 2006. Salaries and employee benefits increased $306,000, or 56.8%, to $844,000. Occupancy and equipment increased $47,000, or 20.1%, to $281,000. Professional fees increased $101,000, or 918.2%, to $112,000. The increase in salaries and benefit expense, as well as the increase in occupancy and advertising expense, was due to the opening of three new branch facilities in Omaha, Grand Island and North Platte. The professional fees increase was due to our ongoing strategic activities, including our expansion activities. For the nine months ended March 31, 2006, noninterest expense totaled $5.3 million compared to $3.2 million for the same period in 2005. This $2.1 million increase was due to a combination of factors, including the

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contribution to the Equitable Bank Charitable Foundation, the loss on the sale of loans, the cost of opening three new facilities. The professional fees increase was due to our ongoing strategic activities, including our expansion activities.

Nonperforming assets totaled $47,000 at March 31, 2006, compared to $194,000, or 0.1% of total assets, at June 30, 2005. The allowance for loan losses was $931,000, or 0.6% of total gross loans, at March 31, 2006 compared to $786,000, or 0.6% of total gross loans, at June 30, 2005. We had $12,000 and $25,000 of charge-offs for the three and nine months ended March 31, 2006, respectively, compared to $32,000 and $67,000 for the same 2005 periods, respectively. The provision for loan loss for the three months ended March 31, 2006 and 2005 was $30,000 and for the nine months ended March 31, 2006 and 2005 was $90,000. Management considered both the provision and allowance for loan loss to be adequate during all periods based on the changing composition of the loan portfolio due to loan growth particularly in commercial loans.

Total assets at March 31, 2006 were $175.0 million, compared to $145.4 million at June 30, 2005. Total loans increased $27.7 million, or 22.8%, to $149.4 million at March 31, 2006, from $121.7 million at June 30, 2005. The majority of the loan portfolio growth was concentrated in the commercial and agricultural business segments. This growth was due primarily to the three new branch facilities opened since March 31, 2005. The growth was offset by the sale of $6.5 million of fixed-rate real estate loans. Investment securities decreased $1.2 million, or 10.2%, to $10.8 million at March 31, 2006, from $12.1 million at June 30, 2005. The decrease in investment securities was due primarily to the maturity of agency securities, the prepayment of principal in mortgage-backed securities and the sale of all Freddie Mac common stock. Total deposits increased $19.7 million, or 20.3%, to $116.5 million at March 31, 2006. The increase reflects the addition of $14.0 million in brokered certificates. Transaction accounts comprised 24.3% of total deposits at March 31, 2006, compared to 22.3% at June 30, 2005.

Shareholders' equity increased to $25.6 million at March 31, 2006 from $14.4 million at June 30, 2005, an increase of $11.2 million, or 78.0%. The increase reflects the sale of 1.4 million shares of common stock in connection with Equitable Bank's reorganization to a mutual holding company form.

Equitable Bank is headquartered in Grand Island, Nebraska and is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within our market area. We are engaged primarily in the business of attracting deposits from the general public and using such funds to originate various type loans. We offer financial services through our main office and full-service branches in Grand Island and North Platte, and have our also have our loan production offices in Grand Island and Omaha.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historical facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, changes in interest rates, general economic conditions, legislative or regulatory changes that may adversely affect our business, the quality or composition of the Company's loan or investment portfolios,

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changes in competition and demand for financial services, adverse changes in the securities markets, changes in the quality or composition of the Company's loan or investment portfolios, and changes in accounting principles, policies and guidelines. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-QSB and its registration statement on
Form SB-2, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these
                                       -----------
risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

CONTACTS:

Equitable Financial Corp.
Richard L. Harbaugh (308) 382-3136
Kim E. Marco (308) 382-3136


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                            EQUITABLE FINANCIAL CORP.
                         SELECTED FINANCIAL INFORMATION
                                   (Unaudited)


                                                MARCH 31,          JUNE 30,
SELECTED FINANCIAL CONDITION DATA                 2006              2005
                                               ------------      -----------
                                                      (In Thousands)
Total assets                                   $  174,990        $  145,372
Cash and cash equivalents                           4,274             2,160
Loans, net                                        149,365           121,656
Securities available for sale                      10,660            12,785
Deposits                                          116,452            96,788
Federal Home Loan Bank advances                    31,429            32,952
Stockholders' equity                               25,557            14,363



                                                           THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                                MARCH 31,                              MARCH 31,
                                                      ----------------------------              -----------------------
SELECTED OPERATIONS DATA                                 2006              2005                   2006          2005
                                                      ----------        ----------              ----------   ----------
                                                                     (In thousands, except per share data)
Total interest income                                   $ 2,315            $ 1,919              $ 6,561       $ 5,776
Total interest expense                                    1,286                946                3,674         2,797
                                                        -------            -------              -------       -------

Net interest income                                       1,029                973                2,887         2,979
Provision for loan losses                                    30                 30                   90            90
                                                        -------            -------              -------       -------
Net interest income after
 provision for loan losses                                  999                943                2,797         2,889
Noninterest income                                          705                128                1,693           497
Noninterest expense                                       1,539                994                5,347         3,219
                                                        -------            -------              -------       -------

Income/(loss) before taxes                                  165                 77                 (858)          167
Income tax (benefit)/expense                                 49                  5                 (350)           15
                                                        -------            -------              -------       -------

Net (loss) / income                                     $   116            $    72               $ (508)      $   152
                                                        =======            =======               ======       =======

  Basic earnings (loss) per share (1)                       .04                 --                (0.13)           --
  Diluted earnings (loss) per share (1)                     .04                 --                (0.13)           --

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


                                             THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                  MARCH 31,                         MARCH 31,
                                          --------------------------          --------------------------
SELECTED FINANCIAL RATIOS                   2006              2005              2006              2005
                                          --------          --------          --------          --------
Return on average assets                       .3%              .2%              (.4)%             .1%
Return on average equity                      2.8              2.0              (3.9)             1.4
Average equity to average assets             11.1              9.9              10.0              9.9
Interest rate spread during the
 period                                       2.1              2.5               2.1              2.5
Net interest margin                           2.5              2.8               2.4              2.8
General and administrative
 expenses to average assets                   3.5              2.7               4.3              3.0
Efficiency ratio                            111.5             90.3             137.7             92.6


                                            AS OF                  AS OF
                                         MARCH 31, 2006         MARCH 31, 2005
                                         --------------         --------------
Nonperforming assets to total assets            0.0%                 0.02%

Book value per share                          $7.75                   (1)

Number of shares outstanding for
 book value computation                   3,297,509                   (1)
--------------------------
(1) The Company completed its initial stock offering and reorganization on November 8, 2005 and, as a result, shares for purposes of the 2006 earnings per share calculations were not outstanding for the nine-month periods. Prior to the Company's initial stock offering and reorganization, Equitable Bank was a mutual association without stockholders; therefore, earnings per share for the three and nine months ended March 31, 2005 are not applicable.